Exhibit 14

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated April 1, 2010, relating to the financial statements and financial highlights which appears in the January 31, 2010 Annual Report to Shareholders of the Aetos Capital Long/Short Strategies Fund, LLC and Aetos Capital Opportunities Fund, LLC, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights”, “Financial Highlights for Opportunities” and “Financial Statements and Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York

October 12, 2010